EXHIBIT 99.2

RECOVERY ENERGY, INC.

UNADUITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements and related notes give effect to the acquisitions by Recovery Energy, Inc. (“Recovery” or the “Company”) of the Wilke Field oil and gas properties (“Wilke Field Acquisition Properties”) from Edward Mike Davis, L.L.C. (“Davis” or the “Seller”) for the year ended December 31, 2009, and the three months ended March 31, 2010.

The unaudited pro forma condensed combined statement of operations is based on the individual statement of operations of Recovery and the statement of revenues and direct operating expenses the Wilke Field Acquisition Properties, and combines the results of operations of Recovery and the Wilke Field Acquisition Properties for the year ended December 31, 2009, and the three months ended March 31, 2010 as if the acquisition occurred on January 1, 2009. The unaudited pro forma condensed combined balance sheet is based on the historical balance sheet of Recovery, adjusted for the Wilke Field Acquisition Properties transaction, and has been presented to show the effect as if the acquisition occurred as of December 31, 2009.

Pro forma data is based on assumptions and include adjustments as explained in the notes to the unaudited pro forma condensed combined financial statements. As adjustments are based on currently available information, actual adjustments may differ from the pro forma adjustments; therefore, the pro forma data is not necessarily indicative of the financial results that would have been attained had the Wilke Field Acquisition Properties transaction occurred on the date referenced above, and should not be viewed as indicative of operations in future periods. The unaudited pro forma condensed combined financial statements should be read in conjunction with the notes thereto, Recovery's Annual Report on Form 10-K for the year ended December 31, 2009, Recovery’s Quarterly Report on Form 10-Q for the period ended March 31, 2010, and the Statement of Revenues and Direct Operating Expenses included herein.

RECOVERY ENERGY, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2009

	RECOVERY HISTORICAL	WILKE FIELD ACQUISITION PROPERTIES HISTORICAL	PRO FORMA ADJUSTMENTS (SEE NOTE 2)		PRO FORMA COMBINED

REVENUES
Sales of oil and gas	$—	$4,671,274	$—		$4,671,274
	—	4,671,274	—		4,671,274

EXPENSES
Production costs	—	453,176	—		453,176
Production taxes	—	267,818	—		267,818
Depreciation, depletion, and amortization	—	—	2,868,160	(a,b)	2,868,160
Impairment of equipment	2,750,000	—	—		2,750,000
General and administrative	1,057,306	—	125,220	(c)	1,182,526
Fair value of common stock and warrants issued in attempted property acquisitions	8,404,106	—	—		8,404,106
Reorganization and merger costs	17,700,000	—	—		17,700,000
	29,911,412	720,994	2,993,380		33,625,786

Income (loss) from operations	(29,911,412)	3,950,280	(2,993,380)		(28,954,512)

Unrealized gain on lock-up
Interest income (expense)	31	-	(2,850,000)	(d,e)	(2,849,969)

Net income (loss)	$(29,911,381)	$3,950,380	$(5,843,380)		$(31,804,481)

Basic net income (loss) per share	$(3.05)				$(3.24)
Diluted net income (loss) per share	$(3.05)				$(3.24)

Weighted average number of shares of common stock outstanding (basic and diluted)	9,815,683				9,815,683

RECOVERY ENERGY, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF DECEMBER 31, 2009

	RECOVERY HISTORICAL	WILKE FIELD PRO FORMA ADJUSTMENTS (SEE NOTE 3)		PRO FORMA COMBINED

ASSETS
Current assets	$284,525	$195,594	(d)	$480,119
Oil and gas properties, net, full cost method	—	4,376,247	(d)	4,376,247
Other assets	610,501	2,250,000	(b)	2,860,501

TOTAL ASSETS	$895,026	$6,821,841		$7,716,867

LIABILITIES & SHAREHOLDERS’ EQUITY
Current liabilities	$328,754	$—		$328,754
Short-term debt	—	4,500,000	(a)	4,500,000
Abandonment obligation	—	197,061	(d)	197,061
Deferred taxes	—	—		—
Shareholders’ equity	566,272	2,124,780	(b,c)	2,691,052

TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$895,026	$6,821,841		$7,716,867

RECOVERY ENERGY, INC.
NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
STATEMENTS

1.         Basis of Presentation:

In January, 2010, Recovery acquired the Wilke Field Acquisition Properties from Davis for approximately $4,500,000.

The unaudited pro forma statement of operations for the year ended December 31, 2009 is based on the audited financial statements of Recovery for the year ended December 31, 2009, and the audited statement of revenues and direct operating expenses for the Wilke Field Acquisition Properties for the year ended December 31, 2009. The pro forma adjustments and assumptions are described below.

2.         Adjustments to Pro Forma Statement of Operations :

The unaudited pro forma statement of operations gives effect to the following pro forma adjustments necessary to reflect the acquisition and additional debt outlined in Note 3 below:

a.
Record incremental pro forma depreciation, depletion, and amortization expense of $2,852,395 recorded in accordance with the full cost method of accounting for oil and gas activities based on the purchase price allocation to depreciable and depletable assets.

b.	Record pro forma accretion expense of $15,765 on the asset retirement obligation on the Wilke Field Acquisition Properties in accordance with ASC 410.20.

c.	Record expense associated with the overriding royalty interest of $125,220 awarded to two members of management.

d.
Record interest expense for the debt of approximately $4.5 million incurred in conjunction with the purchase of the Wilke Field Acquisition Properties at weighted average balance outstanding of $4.0 million and a rate of 15% per annum based on the terms of the debt agreement. A one tenth of one percent change in interest rate would have an approximately $4,000 annual impact on the interest expense.

e.	Record amortization expense of $2,250,000 for the deferred financing costs associated with the new debt agreement.

3.         Adjustments to Pro Forma Balance Sheet:

The unaudited pro forma balance sheet has been prepared to show the effect as if the acquisition of Wilke Field Acquisition Properties by Recovery had occurred as of December 31, 2009. The pro forma balance sheet reflects the following adjustments related to Wilke Field Acquisition Properties activity as if the acquisition had occurred on December 31, 2009:

a.	Record the financing of the acquisition funded by borrowings from a new debt agreement.

b.	Record the deferred financing costs which were paid in the form of common stock and will be amortized over the life of the loan as a component of interest expense.

c.	Record the non-cash compensation expense associated with the overriding royalty interest of $125,220 awarded to two members of management.

d.
Record the preliminary pro forma allocation of the purchase price of the Wilke Field Acquisition Properties using the purchase method of accounting. The following is a calculation and allocation of the purchase price to the acquired assets and liabilities based on their fair values.

RECOVERY ENERGY, INC.
NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
STATEMENTS

Purchase Price:
Cash payment funded by borrowing from new debt agreement	$4,500,000

Less: Value attributable to override royalty interest awarded to management	(125,220)	(i)

Net purchase price attributable to allocation	$4,374,780

Preliminary allocation of purchase price:
Current assets	$195,594	(ii)
Oil and gas properties	4,376,247

Total assets acquired	4,571,841

Asset retirement obligation	197,061

Net assets acquired	$4,374,780

(i)	Represents value of override royalty interest awarded to two members of management and recorded as compensation expense.

(ii)	Represents acquired oil and gas revenue receivable.